THIS CONVERTIBLE DEBENTURE HAS BEEN ISSUED PURSUANT TO REGULATION S PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THIS CONVERTIBLE DEBENTURE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN REGULATION S DURING THE PERIOD COMMENCING ON THE SALE OF THIS CONVERTIBLE DEBENTURE AND ENDING ON THE 40TH DAY FOLLOWING THE DATE THIS NOTE HAS BEEN ISSUED (THE "RESTRICTED PERIODIC).

     $2,500,000 DATE OF ISSUANCE: December 31, 1997.

                               TOUCH TONE AMERICA, INC.

                               8% CONVERTIBLE DEBENTURE

     TOUCH TONE AMERICA, INC., a California corporation (together with its successors, the "Corporation"), for value received hereby promises to pay to:

                              INFINITY INVESTORS LIMITED
                                  38 Hertford Street
                               London, England WIY 7TG
                             (Fax): 01 1-44-171-355-4975

(the "Holdee') and registered assigns, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000), or such lower amount then outstanding as shown on ANNEX A hereto on December 31, 1999 (the "Maturity Date") and to pay interest at such times and on such terms and conditions as specified herein.

     1.     CERTAIN DEFINITIONS.

     In addition to the defined terms included elsewhere herein, the following terms as used herein shall have the following meanings:

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

     "Closing Bid Price" shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. ("Bloomberg") on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market-makers for such securities as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by the holders of this Convertible Debenture and the Corporation for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Corporation in good faith.

     "Commission" means the Securities and Exchange Commission or any entity succeeding to all of its material flmctions.

     "Common Stock" means the common stock, no par value, of the Corporation.

     "Majority Holders" means the holders of more than 50% in aggregate principal amount of the substantially similar Convertible Debentures issued contemporaneously with the issuance of this Convertible Debenture.

     "OTC Market" means the electronic quotation medium known as the OTC Bulletin Board by which members of the National Association of Securities Dealers, Inc. enter, update and display quotations and other information regarding eligible securities.

     "Person" means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock Corporation, government (or any agency or political subdivision thereon or other entity of any kind.

     "Securities Purchase Agreement" means that Securities Purchase Agreement dated as of December 31, 1997 by and among the Corporation, Infinity Investors Limited and Infinity Emerging Opportunities Limited.

     "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless specified to the contrary, "Subsidiary" means a Subsidiary of the Corporation.

     "Trading Day " shall mean any business day in which at least 1,000 shares of Common Stock are traded on the OTC Market, or any business day in which any other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least four (4) hours, as applicable.

     "Transaction Agreements" has the meaning specified in the Securities Purchase Agreement.

2.   INTEREST AND PRINCIPAL.

2.1  INTEREST RATE AND CALCULATION.

               (a) The Corporation promises to pay interest on the outstanding principal amount of this Convertible Debenture at the rate of Eight Percent (8%) per annum (the "Interest Rate") or, if less, the maximum rate permitted by applicable law. Past due amounts (including interest, to the extent permitted by law) will also accrue interest at the Interest Rate plus three percent (3%) per annum or, if less, the maximum rate permitted by applicable law, and will be payable on demand. Interest on this Convertible Debenture will be calculated on the basis of a 360-day year of twelve 30 day months. The Corporation will pay interest in cash quarterly in arrears, on
(i) the last day of March, June, September and December of each year (each, an "Interest Payment Date") until the Maturity Date, commencing on the first Interest Payment Date immediately subsequent to the date of issuance hereof




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(unless such day is not a Business Day, in which event, on the next succeeding Business Day), (ii) the Maturity Date, (iii) each Conversion Date (as hereafter defined), and (iv) the date the principal amount of this Convertible Debenture shall be declared to be or shall automatically become due and payable, on the principal sum hereof outstanding, from the most recent Interest Payment Date to which interest has been paid on this Convertible Debenture, or if no interest has been paid on this Convertible Debenture, from the date of this Convertible Debenture, until payment in full of the principal sum hereof has been made.

     (b) For any period with RESPECT to which interest is not fully paid in cash as described herein, such accrued but unpaid interest shall be added to the principal balance of this Convertible Debenture effective at the beginning of the period next succeeding the period as to which such interest was not paid, and shall thereafter accrue additional interest at the interest rate specified herein. Any interest payment made on this Convertible Debenture shall be credited against the earliest accrued but unpaid interest which has been added to the principal balance of this Convertible Debenture and shall reduce the principal balance of such interest paid.

     2.2 PAYMENT OF PRINCIPAL. The Corporation shall repay the remaining unpaid balance on this, Convertible Debenture at the Repayment Price on the Maturity Date. The Corporation shall be obligated to prepay all or a portion of this Convertible Debenture on the terms specified herein. The Corporation may, at its option, voluntarily prepay this Convertible Debenture at the Repayment Price (as defined in Section 5.1) following twenty (20) Business Days prior written notice to the Purchasers.

     2.3 METHOD OF PAYMENT. The Corporation will pay in cash all sums becoming due on this Convertible Debenture for principal, interest or otherwise by wire transfer of immediately available funds to the Holder of this Convertible Debenture in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts at the address specified for such purpose below the Holder's name above, or by such other method or at such other address as such Holder shall have from time to time specified to the Corporation in writing for such purpose, without the presentation or surrender of this Convertible Debenture.

     2.4 EXCHANGE. This Convertible Debenture is one of the Debentures specified in the Securities Purchase Agreement. This Convertible Debenture shall be exchanged for Series B Preferred Stock of the Corporation upon the occurrence of the Recapitalization Event specified in the Securities Purchase Agreement.

3.   REGISTRATION.

     3.1 RECORD OWNERSHIP. The Corporation shall maintain a register of the Holder of this Convertible Debenture (the "Register") showing its name and address and the serial number and principal amount of Convertible Debenture. issued to or transferred of record by it from time to time. The Register may be maintained in electronic, magnetic or other computerized form. The Corporation may treat the Person named as the Holder of this Convertible Debenture in the Register as the sole owner of this Convertible Debenture. The Holder of this Convertible Debenture (as properly noted in the Register) is the Person exclusively entitled to receive payments on this Convertible Debenture, receive notifications with respect to this Convertible Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     3.2 REGISTRATION OF TRANSFER. Transfers of this Convertible Debenture may BE registered on the Register. Transfers shall be registered when this Convertible Debenture is presented to the Corporation with a request to register the transfer hereof and the Convertible Debenture is accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation, duly executed by the Holder thereof or his attorney duly authorized in writing, reasonable assurances are given that the endorsements are genuine and effective, and the Corporation has received evidence reasonably satisfactory to it that such transfer is rightful and in compliance with this Convertible Debenture and all applicable laws, including state and Federal securities laws. When this Convertible Debenture is presented for transfer and duly transferred hereunder, it shall be canceled and a new Convertible Debenture showing the name of the transferee as the record holder thereof shall be issued in lieu hereof. When this Convertible Debenture is presented to the Corporation with a reasonable request to exchange it for an equal principal amount of Convertible Debentures of other denominations, the Corporation shall make such exchange and shall cancel this Convertible Debenture and issue in lieu thereof Convertible Debentures having a total principal amount equal to the outstanding principal amount of this Convertible Debenture in the denominations requested by the Holder.

     3.3 WORN AND LOST SECURITIES. If this Convertible Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Corporation or its agent may issue a new Convertible Debenture in lieu hereof upon its surrender bearing a number not contemporaneously outstanding. Where the Holder of this Convertible Debenture claims that the Convertible Debenture has been lost, destroyed or wrongfully taken, the Corporation shall issue a new Convertible Debenture in place of the original Convertible Debenture bearing a number not contemporaneously outstanding if the Holder so requests by written notice to the Corporation actually received by the Corporation before it is notified that the Convertible Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Corporation an indemnity bond in such amount and issued by such surety as the Corporation deems reasonably satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Corporation may reasonably request.

4.   CONVERSION AT THE OPTION OF THE HOLDER

     4.1. CONVERSION AMOUNT All or any portion of this Convertible Debenture shall be convertible, at the option of the holder thereof, at any time and from time to time after February 16, 1998, into that certain number of fully paid and nonassessable shares of Common Stock as is determined by dividing
(i) the outstanding principal balance of this Convertible Debenture (including any interest added thereon in accordance with the provisions hereof) by (ii) the effective Conversion Price (an "Optional Conversion"). Notwithstanding the foregoing, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event (other than as provided below) shall a holder of this Convertible Debenture be entitled to convert any portion of this Convertible Debenture in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Convertible Debenture) and (y) the number of shares of Common Stock issuable upon the conversion of this Convertible Debenture with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock (the "Limitation on Conversion"). For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such proviso and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period). Upon delivery of written notice by the holder of this Convertible Debenture to the Corporation, the Limitation on Conversion shall not apply and shall be of no further force and effect following the occurrence of any Event of Default.

     4.2  CONVERSION PRICE.

     (a) Subject to subparagraph (b) below, the "Conversion Price" shall be $1.46; provided, on and following each Reset Date, the Conversion Price shall be the lower of $1.46 and the then applicable Reset Price. The Reset Price shall be calculated on the first day of each of the calendar months of March through July, 1998 (each such date being a "Reset Date") as the Monthly WASP (as herein defined) for the immediately preceding calendar month (each a "Preceding Month"). The "Monthly WASP" means the daily-weighted average sales price on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the daily-weighted average sales price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no daily-weighted average sales price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for all Trading Days during each Previous Month. If the Monthly WASP cannot be calculated for such security on such date on any of the foregoing bases, the Monthly WASP of such security on such date shall be the fair market value as mutually determined by the Corporation and the holders of a majority in interest of Convertible Debentures being converted for which the calculation of the Monthly WASP is required in order to determine the Conversion Price of such Convertible Debentures.

     (b) Notwithstanding anything contained in subparagraph (a) above to the contrary, in the event the Corporation (i) makes a public announcement that it intends to consummate a transfer of all or substantially all of the assets of the Corporation to any Person in a single transaction or series of related transactions, or (iii) a. consolidation or merger of the Corporation with or into another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or in which the Corporation is the surviving entity, or (y) which is effected solely to change the jurisdiction of incorporation of the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) or
(iv) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of the announcement referred to in clause (i) or (ii) is hereinafter referred to as the "Announcement Date"), then the Conversion
Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as hereinafter defined), be equal to the lower of (x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted
Conversion Price

Termination Date, the Conversion Price shall be determined as set forth herein. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

     4.3. CONVERSION METHOD.

     (a) NOTICE OF CONVERSION. In order to convert all or a portion of this Convertible Debenture into full shares of Common Stock, the holder hereof shall submit a copy of the fully executed notice of conversion in the form attached to the Securities Purchase Agreement ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or, at the option of such holder, the Corporation's designated transfer agent for the Corporation, which notice shall specify (w) the names and addresses of the Persons to whom certificates for shares of Common Stock shall be issued, (x) the portion of the Convertible Debenture to be converted, (y) the applicable Conversion Price and (z) a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to Midnight, New York City time (the "Conversion Notice Deadline') on the date of conversion specified on the Notice of Conversion. In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of this Convertible Note to be converted of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

     (b) DELIVERY OF COMMON STOCK UPON CONVERSION. The Corporation shall issue and deliver, within five (5) Business Days after the delivery of a Notice of Conversion (the "Delivery Period") (or cause its transfer agent to so issue and deliver) to or upon the order of the holder that number of shares of Common Stock for the portion of the Convertible Debenture converted as shall be determined in accordance with Section 4.1 and 4.3(a) hereof. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $1,000 per day in cash for each of the first five (5) Business Days following the Delivery Period and $2,500 per day in cash for each day thereafter that the Corporation fails to deliver Common Stock issuable with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock. Such cash amount shall be paid to such holder by the last business day of the week in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the week following the week in which it has accrued), shall be convertible into shares of Common Stock in accordance with the terms hereof. The Corporation agrees that, in addition to any other remedies which may be available to the holders, including, but not limited to, the remedies set forth herein, in the event the Corporation fails for any reason to effect delivery to a holder of certificates as contemplated herein representing the shares of Common Stock on or prior to the Delivery Period, it will be entitled, if prior to the delivery of such certificates, to revoke the Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

     (c) FAST AUTOMATED SECURITIES TRANSFER. Provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, in lieu of delivering physical certificates representing the Common Stock issuable upon conversion, upon request of the holder and its compliance with the provisions contained herein, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein,

     (d) ACCOUNTING MECHANISM. If the Corporation's transfer agent is not participating in the DTC Fast program, notwithstanding anything to the contrary set forth herein, upon conversion of all or a portion of this Convertible Debenture in accordance with the terms hereof, the holder shall not be required to physically surrender to the Corporation this Convertible Debenture. Rather, records showing the principal amount converted (or otherwise repaid) and the date of each such conversion or payment shall be maintained on a ledger substantially in the form of ANNEX A attached hereto (a copy of which shall be delivered to the Corporation or transfer agent with each Notice of Conversion). It is specifically contemplated that the holder hereof shall act as the calculation agent for conversions and repayments. In the event of any dispute or discrepancy, the provisions of Section 4.3(a) shall control. The holder and any assignee, by acceptance of this Convertible Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Convertible Debenture, the principal amount represented by this Convertible Debenture will be the amount indicated on ANNEX A attached hereto (which may be less than the amount stated on the face thereof). It is specifically contemplated that the holder hereof shall act as calculation agent for conversions and repayments.

     (e) NO FRACTIONAL SHARES. If any conversion of all or a portion of this Convertible Debenture would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of all or a portion of this Convertible Debenture shall be the next higher number of shares.

     (f) CONVERSION DATE. The "Conversion Date" shall be the date specified in the Notice of Conversion, PROVIDED that the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation or its transfer agent before the Conversion Notice Deadline. The Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to this Convertible Debenture shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders rights as a creditor of the Corporation shall survive to the extent the Corporation fails to deliver such securities. If the stock transfer books of the Corporation are closed on the Conversion Date, the Conversion Date for purposes of deter-mining record ownership shall be the next succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Conversion Price in effect on the Conversion Date specified in the Notice of Conversion.

     4.4  RESERVATION OF COMMON STOCK.

     (a) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of all Convertible Debentures outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the date of issuance of this Convertible Debenture, 6,000,000 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of this Convertible Debenture (the "Reserved Amount"). The Reserved Amount shall be increased, if necessary, from time to time in accordance with the Corporation's obligations hereunder. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which this Convertible Debenture shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of this Convertible Debenture.

     (b) If at any time a holder of shares of this Convertible Debenture submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions set forth herein (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date, pro rata based on the ratio that the principal amount of Convertible Debentures then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of Common Stock which are available to effect such conversion. The principal amount of Convertible Debentures included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as hereinafter defined) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder of any Excess Amount payments ("Conversion Default Payments") for a Conversion Default in the amount of (i) (N/365), multiplied by (ii) the principal balance of this Convertible Debenture multiplied by (iii) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (iv) .24, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization

Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of this Convertible Debenture. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

     (i) In the event the holder elects to take such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

     (ii) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as, in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms hereof (so long as there is then a sufficient number of authorized shares).

     (c) Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

     (d) The Reserved Amount (include any increases thereto) shall be allocated by the Corporation pro rata among the holders of the Convertible Debentures based upon the principal amount of the Convertible Debentures then held by each holder relative to the aggregate principal amount of the Convertible Debentures then outstanding.

     5.   EVENTS OF DEFAULT.

     5.1 EVENTS OF DEFAULT. If one or more of the following events (each an "Event of Default") shall have occurred and be continuing:

     (a) failure by the Corporation to pay when due, all or any part of the principal on this Convertible Debenture or any other Convertible Debentures or related indebtedness then owed by the Corporation to such Holder, provided, however, exercise by the Corporation of its option to not pay interest on the Convertible Debentures prior to January 1, 1999 (whereby the amount of unpaid interest shall be added to the principal balance of the Convertible Debentures as specified herein) shall not constitute an Event of Default;

     (b) failure by the Corporation to pay (i) within five (5) Business Days of the due date thereof any interest on this Convertible Debenture or any other Convertible Debentures or related indebtedness then owed by the Corporation to such Holder or (ii) within five (5) Business Days following the delivery of notice to the Corporation of any fees or any other amount payable (not otherwise referred to in (a) above or this clause (b)) by the Corporation under this Convertible Debenture;

     (c) any representation, warranty, certification or statement made by the Corporation or Orix in any Transaction Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Transaction Agreement shall prove to have been untrue in any material respect when made;

     (d) failure by the Corporation to timely comply with the requirements of Section 4.7(a) hereof, which failure is not cured within seven (7) days of such failure;

     (e) failure on the part of the Corporation or Orix to observe or perform any covenant contained in any Transaction Document (other than those covered by clauses (a) through (d) above), which failure is not cured within thirty (30) days of such failure;

     (f) any of the Company, Orix or the Orix stockholders shall fail to perform, in any material respect, any of their respective obligations under, or shall have breached any material item of, any Transaction Agreement (provided that all cure periods as specified in such Transaction Agreements shall have elapsed).

     (g) the Corporation shall declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or call for redemption, redeem, purchase or otherwise acquire for any consideration any shares of its capital stock, any wan-ants, rights, calls or options exercisable for any shares of capital stock;

     (h) the trading in the Common Stock shall have been suspended by the Securities and Exchange Commission (except for any suspension of trading of limited duration not to exceed two (2) business days solely to permit dissemination of material information regarding the Corporation);

     (i) the Corporation shall have its Common Stock delisted from the OTC Market (except if, at the time there is any delisting on the OTC Market, the Common Stock has been listed and approved for trading on either the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market's National Market, or the Nasdaq Stock Market's SmallCap Market within 10 days thereof);

     (j) the Corporation or any Subsidiary (other than Get Net International, Inc.) has commenced a voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or has consented to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or has made a general assignment for the benefit of creditors, or has failed generally to pay its debts as they become due, or has taken any corporate action to authorize any of the foregoing;

     (k) an involuntary case or other proceeding has been commenced against the Corporation or any Subsidiary, seeking liquidation, winding-up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order for relief has been entered against the Corporation or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (1) judgments or orders for the payment of money which in the aggregate at any one time exceed $100,000 and are not covered by insurance have been rendered against the Corporation or any Subsidiary by a court of competent jurisdiction and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

     then, and in every such occurrence, the Holder may, by notice to the Corporation, declare this Convertible Debenture to be, and the Convertible Debenture shall thereon become immediately due and payable at the Repayment Price (as hereafter defined); PROVIDED that in the case of any of the Events of Default specified in paragraph 0) or (k) above with respect the Corporation or any Subsidiary, then, without any notice to the Corporation or any other act by Holder, the entire amount of the Convertible Debenture shall become immediately due and payable at the Repayment Price; PROVIDED FURTHER, if any Event of Default has occurred and is continuing, and irrespective of whether this or any other Convertible Debenture has been declared immediately due and payable hereunder, the Holder of this Convertible Debenture may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law or otherwise. The Repayment Price shall mean the sum of (i) the principal amount of the Convertible Debentures outstanding (including any interest added thereon in accordance with the provisions hereof for the period beginning on the issuance of such Convertible Debentures and ending on the date of payment of the Repayment Price) (the "Mandatory Repayment Date") and (ii) if a positive number, the Premium Amount, where Premium Amount means the difference, if a positive number, between the product of (x) the number of shares of Common Stock issuable upon conversion of such Convertible Debentures in accordance with the terms hereof (treating the Trading Day immediately preceding the Mandatory Repayment Date as the Conversion Date), multiplied by (y) the Closing Bid Price for the Common Stock on such Conversion Date and (II) the principal amount of the Convertible Debentures outstanding (the sum of such amounts being referred to as the "Repayment Price").

     5.2. POWERS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by this Convertible Debenture or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

6.   ADDITIONAL AGREEMENTS.

     6.1 ADJUSTMENTS. The Conversion Price shall be subject to adjustment from time to time as follows:

(a)  SHARE REORGANIZATION.  If and whenever the Corporation shall:

     (i) subdivide the outstanding shares of Common Stock into a greater number of shares;

     (ii) consolidate the outstanding shares of Common Stock into a smaller number of shares;

     (iii) issue Common Stock or securities convertible into or exchangeable for shares of Common Stock as a stock dividend to all or substantially all the holders of Common Stock; or

     (iv) make a distribution on the outstanding Common Stock to all or substantially all the holders of Common Stock payable in Common Stock or securities convertible into or exchangeable for Common Stock;

(any of such events being herein called a "Share Reorganization"), then in each such case the Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for the purposes of the Share Reorganization or, if no record date is fixed, the effective date of the Share Reorganization, by multiplying the applicable Conversion Price in effect on such record or effective date, as the case may be, by a fraction of which:

(i) the numerator shall be the number of shares of Common Stock outstanding on such record or effective date (without giving effect to the transaction); and

(ii) the denominator shall be the number of shares of Common Stock outstanding after giving effect to such Share Reorganization, including, in the case of a distribution of securities convertible into or exchangeable for shares of Common Stock, the number of shares of Common Stock that would have been outstanding if such securities had been converted into or exchanged for Common Stock on such record or effective date.

     (b) RIGHTS OFFERING. If and whenever the Corporation shall issue to all or substantially all the holders of Common Stock, rights, options or warrants under which such holders are entitled, during a period expiring not more than forty-five (45) days after the record date of such issue, to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for equity securities (collectively, the "Derivative Securities")), at a price per share (or, in the case of Derivative Securities, at an exchange or conversion price per share at the date of issue of such securities) of less than 95% of the Market Price of the Common Stock on such record date (any such event being herein called a "Rights Offering"), then in each such case the Conversion Price shall be adjusted, effective immediately after the record date at which holders of Common Stock are determined for the purposes of the Rights Offering, by multiplying the Conversion Price in effect on such record date by a fraction of which:

          (i)  the numerator shall be the sum of:

               (A) the number of shares of Common Stock outstanding on such record date; and

               (B)  a number obtained by dividing:

                    (I)  either,

                         (x) the product of the total number of shares of Common Stock so offered for subscription or purchase and the price at which such shares are so offered, or

                         (y) the product of the maximum number of shares of Common Stock into or for which the convertible or exchangeable securities so offered for subscription or purchase may be converted or exchanged and the conversion or exchange price of such securities, or, as the case may be, by

                    (II) the Market Price of the Common Stock on such record
               date; and

                         (ii) the denominator shall be the sum of-

                              (A)  the number of shares of Common Stock
                         outstanding on such record date; and

                              (B)  the number of shares of Common Stock so
                         offered for subscription or purchase (or, in the case of Derivative Securities), the maximum number of shares of Common Stock for or into which the securities so offered for subscription or purchase may be converted or exchanged).

To the extent that such rights, options or warrants are not exercised prior to the expiry time thereof, the Conversion Price shall be readjusted effective immediately after such expiry time to the Conversion Price which would then have been in effect upon the number of shares of Common Stock (or Derivative Securities) actually delivered upon the exercise of such rights, options or warrants. For purposes of this Paragraph C, "Market Price" shall mean the lowest closing bid price of the Common Stock as reported by Bloomberg L.P. on the SmallCap Market or, if not reported by Bloomberg, L.P. on the SmallCap Market, as reported by such other securities exchange or securities market where the Common Stock is then traded, during the twenty (20) Trading Day period ending one (1) Trading Day prior to the applicable date.

     (c) SPECIAL DISTRIBUTION. If and whenever the Corporation shall issue or distribute to all or substantially all the holders of Common Stock:

          (i)  shares of the Corporation of any class, other than Common Stock;

          (ii) rights, options or wan-ants; or

          (iii) any other assets (excluding cash dividends and equivalent dividends in shares paid in lieu of cash dividends in the ordinary course);

and if such issuance or distribution does not constitute a Share Reorganization or a Rights Offering (any such event being herein called a "Special Distribution"), then in each such case the Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for purposes of the Special Distribution, by multiplying the Conversion Price in effect on such record date by a fraction of which:

          (i)  the numerator shall be the difference between:

               (A) the product of the number of shares of Common Stock outstanding on such record date and the Market Price of the Common Stock on such date; and

               (B) the fair market value, as determined by the Directors (whose determination shall be conclusive), to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution (net of any consideration paid therefor by the holders of Common Stock), and

          (ii) the denominator shall be the product of the number of shares of Common Stock outstanding on such record date and the Market Price of the Common Stock on such date.

     (d)  CAPITAL REORGANIZATION.  If and whenever there shall occur:

          (i) a reclassification or redesignation of the shares of Common Stock or any change of the shares of Common Stock. into other shares, other than in a Share Reorganization;

          (ii) a consolidation, merger or amalgamation of the Corporation with, or into another body corporate; or

          (iii) the transfer of all or substantially all of the assets of the Corporation to another body corporate;

(any such event being herein called a "Capital Reorganization"), then in each such case ' the holder who exercises the right to convert the shares of Series B Preferred Stock after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled upon the exercise of the conversion privilege, the aggregate number of shares or other securities or property of the Corporation or of the body corporate resulting from such Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holders had been the holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion of this Convertible Debenture; PROVIDED, HOWEVER, that no such Capital Reorganization shall be consummated in effect unless all necessary steps shall have been taken so that such holders of this Convertible Debenture shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the body corporate resulting from such Capital Reorganization, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained above.

     (e) ADJUSTMENT RULES. The following rules and procedures shall be applicable to adjustments made pursuant to the provisions contained herein:

          (i) no adjustment in the Conversion Price shall be required unless such adjustment would result in a change of at least 1% in the Conversion Price then in effect; PROVIDED, HOWEVER, that any adjustments which, but for the provisions of this clause would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

          (ii) no adjustment in the Conversion Price shall be made pursuant to the provisions contained herein in respect of the issue from time to time of Common Stock to holders of Common Stock who exercise an option to receive substantially equivalent dividends in Common Stock in lieu of receiving cash dividends in the ordinary course; and

          (iii) if a dispute shall at any time arise with respect to any adjustment of the Conversion Price, such dispute shall be conclusively determined by the auditors of the Corporation or, if they are unable or unwilling to act, by a firm of independent chartered accountants selected by the Directors of the Corporation and any such determination shall be binding upon the Corporation and the holders of this Convertible Debenture.

     (f) CERTIFICATE AS TO ADJUSTMENT. The Corporation shall from time to time promptly after the occurrence of any event which requires an adjustment in the Conversion Price deliver to the Purchasers a certificate specifying the nature of the event requiring the adjustment, the amount of the adjustment necessitated thereby, the Conversion Price after giving effect to such adjustment and setting forth, in reasonable detail, the method of calculation and the facts upon which such calculation is based.

     (g)  NOTICE TO HOLDERS.  If the Corporation shall fix a record date for:

          (i) any Share Reorganization (other than the subdivision of outstanding Common Stock into a greater number of shares or the consolidation of outstanding Common Stock into a smaller number of shares),

          (ii)  any Rights Offering,

          (iii) any Special Distribution,

          (iv) any Capital Reorganization (other than a reclassification or redesignation of the Common Stock into other shares), or

          (v)   any cash dividend,

the Corporation shall, not less than 10 days prior to such record date or, if no record date is fixed, prior to the effective date of such event, give to the Purchasers notice of the particulars of the proposed event or the extent that such particulars have been determined at the time of giving the notice.

6.2  PAYMENT OF ADDITIONAL AMOUNTS.

     A. Any and all payments by the Corporation hereunder to any holder of Convertible Debentures and each "qualified assignee" thereof shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") unless such Taxes are required by law or the administration thereof to be deducted or withheld. If the Corporation shall be required by law or the administration thereof to deduct or withhold any Taxes from or in respect of any sum payable with respect to the Convertible Debentures (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Paragraph) such holder of Convertible Debentures receives an amount equal to the sum it would have received if no such deduction or withholding had been made; (ii) the Corporation shall make such deductions or withholdings; and (iii) the Corporation shall forthwith pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law. A "qualified assignee" of a holder of Convertible Debentures is a person that is organized under the laws of (1) the United States or (II) any jurisdiction other than the United States or any political subdivision thereof and that (y). represents and warrants to the Corporation that payments of the Corporation to such assignee under applicable law would not be subject to any Taxes and (z) from time to time, as and when requested by the Corporation, executes and delivers to the Corporation and the Internal Revenue Service forms, and provides the Corporation with any information, necessary to establish such assignee's continued exemption from Taxes under applicable law.

     B. The Corporation shall forthwith pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies hereinafter referred to as "Other Taxes") which arise from any payment made under this Convertible Debentures or the transactions contemplated hereby.

C. The Corporation shall indemnify each holder of Convertible Debentures, or qualified assignee, for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Paragraph) paid by each holder of this Convertible Debenture, or qualified assignee, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such holder of Convertible Debentures or assignee makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes submitted to the Corporation by such holder of Convertible Debentures or assignee shall be conclusive evidence of the amount due from the Corporation to such party.

     D. Within 30 days after the date of any payment of Taxes, the Corporation will furnish to each holder of Convertible Debentures the original or a certified copy of a receipt evidencing payment thereof.

     6.3 MODIFICATION OF CONVERTIBLE DEBENTURE. This Convertible Debenture may be modified without prior notice to the Holder but with the written consent of the Majority Holders and the Corporation. However, without the consent of each Holder affected, an amendment, supplement or waiver may not
(1) reduce the principal amount of Convertible Debentures whose Holders must consent to an amendment, supplement or waiver, (2) reduce the rate or extend the time for payment of interest on the Convertible Debenture, (3) reduce the principal amount of or extend the fixed maturity of the Convertible Debenture or alter the conversion provisions with respect thereto or (4) make the Convertible Debenture payable in money or property other than as stated in the Convertible Debenture.

     6.4 NOTICES. Any notice or communication to the Corporation shall be duly given if in writing and delivered in the manner and at the addresses specified in the Securities purchase Agreement.

     6.5 SUCCESSORS. All agreements of the Corporation in this Convertible Debenture shall bind its successors.

     6.6 SEVERABILITY. In case any provision in this Convertible Debenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

     6.7 MISCELLANEOUS. This Convertible Debenture shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of said State.
 The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Convertible

Debenture, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Corporation hereby submits to the exclusive jurisdiction of the United States District Court for Clark County and of any Nevada state court sitting in Nevada for purposes of all legal proceedings arising out of or relating to this Convertible Debenture. The Corporation irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Corporation hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Convertible Debenture.

     The holder of this Convertible Debenture by acceptance of this Convertible Debenture agrees to be bound by the provisions of this Convertible Debenture which are expressly binding on such holder.

                               [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.


Dated:    December 31, 1997

          TOUCH TONE AMERICA, INC.


          By: /s/ Kerry Rogers
          Name: Kerry Rogers
          Title: President and Chief Executive Officer

     IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.


Dated:    December 31, 1997

          TOUCH TONE AMERICA, INC.


                                         By:
                                        Name:
                                        Title:

                                       ANNEX A

                           CONVERSION AND REPAYMENT LEDGER



------------------------------------------------------------------------------------------------
                           INTEREST      PRINCIPAL     NEW
    DATE      PRINCIPAL    CONVERTED     CONVERTED     PRINCIPAL     ISSUERS    HOLDERS
              BALANCE      OR PAID       OR PAID       BALANCE       INITIALS   INITIALS

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------





     IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.



Dated: December 31, 1997



                                        TOUCH TONE AMERICA, INC.


                                By:
                                    ----------------------------------------
                                Name:
                                      --------------------------------------
                                Title:
                                       -------------------------------------